EXHIBIT 5.1

ELLIS FUNK, P.C.

Robert N. Dokson	Attorneys At Law	Of Counsel:
Neal J. Fink	One Securities Centre	Donald J. Ellis (GA & VA)
Robert B. Goldberg (GA & SC)	Suite 400	David I. Funk
Amy L. Kaye	3490 Piedmont Road, N.E.	Russell H. Kasper, P.C.
Albert L. Labovitz (GA & AL)	Atlanta, Georgia 30305-1743	Jane R. Leitz
M. Barry Leitz	404-233-2800	Clay M. White
Facsimile 404-233-2188
E-mail: rgoldberg@ellisfunk.com

April 24, 2007

Allegiant Travel Company
Suite B-9
3301 N. Buffalo Dr.
Las Vegas, NV  89129

Dear Sirs:

In connection with the Registration Statement on Form S-1, Registration No. 333-140579 (the “Registration Statement”), filed by Allegiant Travel Company, a Nevada corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), relating to the resale of up to 1,750,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) by the Selling Stockholder identified as such in the Registration Statement, we, as counsel for the Company, have examined such corporate records, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion.  Our opinion set forth below is limited to the internal corporate law of the State of Nevada.

Based on the foregoing, we advise you that in our opinion, the shares of Common Stock being sold by the Selling Stockholder pursuant to the Registration Statement have been duly and validly authorized and, when issued, sold and delivered in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein.  This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

The opinion expressed herein is solely for your benefit, and may be relied upon only by you.

Very truly yours,

/s/ Ellis Funk, P.C.